As filed with the Securities and Exchange Commission on February 1, 2017

Registration No. 333-174089

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AFFINITY GAMING

(Exact name of registrant as specified in its charter)

Nevada	02-0815199
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3755 Breakthrough Way, Suite 300

Las Vegas, Nevada 89135

(Address, including zip code, of principal executive offices)

Affinity Gaming 2011 Long-Term Incentive Plan

(formerly known as the Herbst Gaming, LLC 2011 Long-Term Incentive Plan

(Full title of the plans)

Marc H. Rubinstein

Senior Vice President, General Counsel and Secretary

3755 Breakthrough Way, Suite 300

Las Vegas, Nevada 89135

702-341-2400

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Brandon C. Parris
Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105

(415) 268-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer  ☐             Accelerated filer  ☐                        Non-accelerated filer   ☒              Smaller reporting company  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement on Form S-8 filed by Affinity Gaming (the “Company”) with the Securities and Exchange Commission (the “SEC”) (the “Registration Statement”), pertaining to the registration of shares of common stock of the Company, par value $0.001 per share (“Common Stock”) offered under certain employee benefit and equity plans and agreements:

File No.	Date Filed with the SEC	Name of Equity Plan or Agreement	Shares of Common Stock (#)
333-174089	May 10, 2011*	Affinity Gaming 2011 Long-Term Incentive Plan (Formerly known as the Herbst Gaming, LLC 2011 Long-Term Incentive Plan)	1,000,000

*As amended by Post-Effective Amendment No. 1 to Form S-8 filed on April 24, 2013

Pursuant to the Agreement and Plan of Merger, dated as of August 22, 2016, by and among the Company, Z Capital Affinity Owner, L.L.C., a Delaware limited liability company (“Parent”), and Affinity Merger Sub, Inc. a Nevada corporation and wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub was merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. In connection with the Merger, as of the date hereof, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement.

Accordingly, the Company hereby terminates the effectiveness of the Registration Statement and, in accordance with the undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration any and all such securities registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on February 1, 2017.

AFFINITY GAMING

By:	/s/ Walter Bogumil
Name:	Walter Bogumil
Title:	Senior Vice President, Chief Financial Officer and Treasurer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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